UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/08/2005

INTERNATIONAL FUEL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25367

NV	880357508
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-727-3333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

WINFREY DEPARTURE

Effective September 30, 2005, Ms. Jayne A. Winfrey ceased to be an employee of the Company. Pursuant to the terms of her employment agreement (the "Winfrey Agreement"), a copy of which was filed with the Securities and Exchange Commission (the "SEC") on April 7, 2005 as Exhibit 10.1 to the Company's current report on Form 8-K (the "April 8-K"), the Company paid Ms. Winfrey the amount specified in the Winfrey Agreement in connection with her termination. The position of Company President is temporarily vacant.

HIRSTEIN EMPLOYMENT AGREEMENT

Pursuant to the terms of Mr. Gary S. Hirstein's employment agreement (the "Hirstein Agreement"), a copy of which was filed with the SEC as Exhibit 10.2 to the April 8-K, the Company agreed that Mr. Hirstein would be a nominee to the Company's Board of Directors (the "Board") within the initial six (6) months of Mr. Hirstein's employment with the Company. In connection with the Company's desire to move toward compliance with current best practices and with standards regarding majority independent boards that may become applicable to the Company in the future, the Company and Mr. Hirstein have agreed to defer consideration of his nomination.

SOLITON AGREEMENT

On November 10, 2004, the Company issued a press release in which it announced execution of a distribution agreement (the "Soliton Agreement") with Soliton R&D, pursuant to which Soliton R&D would distribute the Company's products in the U.S. The Company has provided Soliton R&D with notice of termination of the Soliton Agreement. The termination was effective November 21, 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY, INC.

Date: December 08, 2005	By:	/s/ Gary S. Hirstein
Gary S. Hirstein
Executive Vice President and Chief Financial Officer